NOTICE & PROXY STATEMENT

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the

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FMC TECHNOLOGIES, INC.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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Joseph H. Netherland

Chairman, President and

Chief Executive Officer

March 15, 2004

Dear Stockholder:

It is my pleasure to invite you to attend FMC Technologies’ 2004 Annual Meeting of Stockholders. The meeting will be held on Wednesday, April 21, 2004 at 11:00 a.m. local time in the Mid-America Club, 80th Floor, Aon Center, 200 E. Randolph Drive, Chicago, Illinois. The Notice of Annual Meeting and Proxy Statement accompanying this letter describe the business to be conducted at the meeting.

During the meeting, I will report to you on FMC Technologies’ financial results and other achievements during 2003 and on our goals for 2004. We welcome this opportunity to engage in a dialogue with our stockholders and look forward to your comments and questions.

If you are a stockholder of record and you plan to attend the meeting, please mark the appropriate box on your proxy card. If your shares are held by a bank, broker or other intermediary and you plan to attend, please send written notification to our Investor Relations Department, 200 E. Randolph Drive, 66th Floor, Chicago, Illinois 60601, and enclose evidence of your ownership (such as a letter from the bank, broker or intermediary confirming your ownership or a bank or brokerage firm account statement). The names of all those indicating they plan to attend the Annual Meeting of Stockholders will be placed on an admission list held at the registration desk at the entrance to the meeting.

It is important that your shares be represented at the meeting, regardless of the number you may hold. Whether or not you plan to attend, please sign, date and return your proxy card as soon as possible. This will not prevent you from voting your shares in person if you are present.

I look forward to seeing you on April 21st.

Sincerely,

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

Wednesday, April 21, 2004

11:00 a.m.

Mid-America Club

80th Floor—Aon Center

200 E. Randolph Drive

Chicago, Illinois 60601

March 15, 2004

Dear Stockholder:

You are invited to the 2004 Annual Meeting of Stockholders of FMC Technologies, Inc. We will hold the meeting at the time and place noted above. At the meeting, we will ask you to:

•	Re-elect three directors, Asbjørn Larsen, Joseph H. Netherland and James R. Thompson, each for a term of three years; and

•	Vote on any other business properly brought before the meeting.

MANAGEMENT RECOMMENDS A VOTE FOR THE RE-ELECTION OF EACH OF THE NOMINEES FOR DIRECTOR.

Your vote is important. To be sure that your vote counts and to assure a quorum, please vote, sign, date and return the enclosed proxy card whether or not you plan to attend the meeting.

By order of the Board of Directors

Jeffrey W. Carr

Vice President, General Counsel

and Secretary

I. Information about Voting

Solicitation of Proxies. The Board of Directors of FMC Technologies, Inc. (“FMC Technologies”) is soliciting proxies for use at the 2004 Annual Meeting of Stockholders of FMC Technologies and any adjournments of that meeting. FMC Technologies first mailed this proxy statement, the accompanying form of proxy and the FMC Technologies Annual Report for 2003 on March 15, 2004.

Agenda Items. The agenda for the Annual Meeting is to:

1.	Re-elect three directors: Asbjørn Larsen, Joseph H. Netherland and James R. Thompson; and

2.	Conduct any other business properly brought before the meeting and any adjournment thereof.

Who Can Vote. You can vote at the Annual Meeting if you are a holder of FMC Technologies common stock, par value of $0.01 per share (“Common Stock”), as of the close of business on the record date. The record date is February 27, 2004. You will have one vote for each share of Common Stock. As of February 27, 2004, there were 66,905,385 shares of Common Stock outstanding and entitled to vote. The shares you may vote include those held directly in your name as a stockholder of record, shares you hold under FMC Technologies’ benefit plans and shares held for you as a beneficial owner through a broker, bank or other nominee.

Different Means of Holding Shares. Many FMC Technologies stockholders hold their shares through a stockbroker, bank or other nominee rather than directly in their name. If your shares are registered directly in your name with FMC Technologies’ Transfer Agent, National City Bank, you are considered the stockholder of record with respect to those shares, and FMC Technologies is sending these proxy materials directly to you. As the stockholder of record, you have the right to grant your voting proxy to the persons appointed by FMC Technologies or to vote in person at the Annual Meeting. If your shares are held in a stock brokerage account or by a bank or other nominee, you are considered the beneficial owner of shares held in street name, and these proxy materials are being forwarded to you by your broker or nominee who is considered the stockholder of record with respect to those shares. As the beneficial owner, you have the right to direct your broker or nominee on how to vote your shares, and you are also invited to attend the Annual Meeting. However, since you are not a stockholder of record, you may not vote these shares in person at the Annual Meeting unless you bring with you a proxy, executed in your favor, from the stockholder of record. Your broker or nominee is obligated to provide you with a voting instruction card for you to use.

How to Vote. You may vote your shares in one of three ways:

•	You can attend the Annual Meeting and cast your vote there if you are a stockholder of record on the record date or you have a proxy from the record holder designating you as the proxy.

•	You can vote by signing, dating and returning the enclosed proxy card. If you do, the individuals named on the card will vote your shares in the way you indicate.

•	You can provide voting instructions to the bank, broker or other nominee that is the holder of record of shares of Common Stock that you beneficially own, if you hold your shares in street name (such as through a bank or broker), by the method communicated to you by such bank, broker or other nominee.

Who Counts the Votes. Our Board of Directors will designate individual officers to serve as inspectors of election for the Annual Meeting. The inspectors will determine the number of shares outstanding and the number of shares represented at the meeting. They will also determine the validity of proxies and ballots, count all of the votes and determine the results of the actions taken at the Annual Meeting.

Use of Proxies. Unless you instruct us on the proxy card to vote differently, we plan to vote your signed and returned proxy FOR the re-election of the nominees for the Board of Directors. We do not now know of any other matters to come before the Annual Meeting. If they do, proxy holders will vote the proxies according to their best judgment.

Revoking a Proxy. You may revoke your proxy at any time before it is exercised. You can revoke a proxy by:

•	Sending a written notice to the Secretary of FMC Technologies;

•	Delivering a properly executed, later-dated proxy; or

•	Attending the Annual Meeting and voting in person.

The Quorum Requirement. We need a quorum of stockholders to hold a valid Annual Meeting. A quorum will be present if the holders of at least a majority of the outstanding shares of Common Stock entitled to vote at the meeting either attend the Annual Meeting in person or are represented by proxy. Abstentions and broker “non-votes” are not counted as votes “for” or “against” a proposal, but are counted as present and entitled to vote for the purpose of establishing a quorum. A broker “non-vote” occurs when a broker holding shares for a beneficial owner indicates on a particular proposal that the broker does not have discretionary voting authority with respect to that proposal and has not received voting instructions from the beneficial owner.

Vote Required for Action. Directors are elected by a plurality vote of shares of Common Stock present in person or represented by proxy at the meeting. Other actions require the affirmative vote of the majority of shares of Common Stock present in person or represented by proxy at the meeting. As a result, abstentions and broker “non-votes” will not affect the outcome of the election of directors, but will have the effect of a “no” vote on matters other than director elections. In accordance with the rules of the New York Stock Exchange, a proposal to elect directors is considered to be a “discretionary” item. This means that brokerage firms may vote in their discretion on this matter on behalf of beneficial owners who have not furnished voting instructions within the time period specified in the voting instructions submitted by such brokerage firms.

II. Proposal Submitted for Voting

Election of Directors

FMC Technologies has three classes of directors, each class being of as nearly equal size as possible. The term for each class is three years. Class terms expire on a rolling basis, so that one class of directors is elected each year. The term for the nominees for director for the 2004 Annual Meeting will expire at the 2007 Annual Meeting.

Nominees for Director

The nominees for director this year are Asbjørn Larsen, Joseph H. Netherland and James R. Thompson. Information about the nominees, the continuing directors and the Board of Directors is contained in the section of this proxy statement entitled “Board of Directors.” B.A. Bridgewater, a director of FMC Technologies’ former parent, FMC Corporation, since 1979 and a director of FMC Technologies since June 6, 2001, will retire from the Board on April 21, 2004. The Board thanks him for his counsel and service.

The Board of Directors expects that all of the nominees will be able and willing to serve as directors. If any nominee is not available: the proxies may be voted for another person nominated by the current Board of Directors to fill the vacancy; the Board of Directors may decide to leave the vacancy temporarily unfilled; or the size of the Board of Directors may be reduced.

The Board of Directors recommends a vote FOR the re-election of Asbjørn Larsen, Joseph H. Netherland and James R. Thompson.

III. Board of Directors

Nominees for Director

Class III—Term Expiring in 2007

Asbjørn Larsen Principal Occupation: Retired President and Chief Executive Officer of Saga Petroleum ASA, an oil and gas company Age: 67 Director Since: 2001

Mr. Larsen served as President and Chief Executive Officer of Saga Petroleum ASA from January 1979 until his retirement in May 1998. He served as President of Sagapart a.s. (limited) in 1973 and from 1976 as Vice President (Economy and Finance) of Saga Petroleum. From 1966 to 1973, Mr. Larsen was a manager of the Norwegian Shipowners’ Association. Mr. Larsen is currently Chairman of the Board of Belships ASA and Vice Chairman of the Board of Saga Fjordbase AS. Mr. Larsen is a member of the Council of Det Norske Veritas and is the Chairman of DNV’s Control Committee. Mr. Larsen is also a member of the Board of Selvaag Gruppen AS and of the Board of the Danish Oil and Natural Gas Company—DONG AS (Copenhagen).

Joseph H. Netherland Principal Occupation: Chairman, President and Chief Executive Officer of FMC Technologies, Inc. Age: 57 Director Since: 2001

Mr. Netherland was elected Chairman, President and Chief Executive Officer and a director of FMC Technologies in 2001. He previously served as President and a director of FMC Corporation from June 1999 after serving as Executive Vice President of FMC Corporation from 1998. Mr. Netherland was the General Manager of FMC Corporation’s Energy and Transportation Group from 1992 to 2001. Mr. Netherland became General Manager of FMC Corporation’s former Petroleum Equipment Group and General Manager of its former Specialized Machinery Group in 1985 and 1989, respectively. He serves on the Boards of Directors of the American Petroleum Institute and the Petroleum Equipment Suppliers Association and is a member of the National Association of Manufacturers. Mr. Netherland is also a member of the Advisory Board of the Department of Engineering at Texas A&M University.

James R. Thompson Principal Occupation: Chairman, Chairman of the Executive Committee and Partner of the Law Firm of Winston & Strawn, Chicago, Illinois Age: 67 Director Since: 2001

Governor Thompson has served as the Chairman of the Chicago law firm of Winston & Strawn since January 1993. He joined the firm in January 1991 after serving four terms as Governor of the State of Illinois. Prior to his terms as Governor, he served as U.S. Attorney for the Northern District of Illinois from 1971-1975. Governor Thompson served as the Chief of the Department of Law Enforcement and Public Protection in the Office of the Attorney General of Illinois, as an Associate Professor at Northwestern University School of Law and as an Assistant State’s Attorney of Cook County. Governor Thompson serves on the Boards of Directors of the Chicago Board of Trade, FMC Corporation, Navigant Consulting Group, Inc., Maximus, Inc. and Hollinger International, Inc.

Directors Continuing in Office

Class I—Term Expiring in 2005

Thomas M. Hamilton Principal Occupation: Retired Chairman, President and Chief Executive Officer of EEX Corporation, an oil and gas exploration company Age: 60 Director Since: 2001

Mr. Hamilton served as the Chairman, President and Chief Executive Officer of EEX Corporation from January 1997 until his retirement in November 2002. From 1992 to 1997, Mr. Hamilton served as Executive Vice President of Pennzoil Company and as President of Pennzoil Exploration and Production Company. Mr. Hamilton was a director of BP Exploration, where he served as Chief Executive Officer of the Frontier and International Operating Company of BP Exploration from 1989 to 1991 and as the General Manager for East Asia/Australia/Latin America from 1988 to 1989. From 1985 to 1988, he held the position of Senior Vice President of Exploration at Standard Oil Company, prior to its being merged into BP.

Richard A. Pattarozzi Principal Occupation: Retired Vice President of Shell Oil Company Age: 60 Director Since: 2002

Mr. Pattarozzi served as Vice President of Shell Oil Company from March 1999 until his retirement in January 2000. He previously served as President and Chief Executive Officer for both Shell Deepwater Development, Inc. and Shell Deepwater Production, Inc. from 1995 until 1999. Mr. Pattarozzi serves on the Boards of Directors of Global Industries, Ltd., Stone Energy, Inc., Transocean Inc., Tidewater, Inc. and Superior Energy Services, Inc.

Class II—Term Expiring in 2006

Mike R. Bowlin Principal Occupation: Retired Chairman of the Board of Atlantic Richfield Company Age: 61 Director Since: 2001

Mr. Bowlin served as Chairman and Chief Executive Officer of Atlantic Richfield Company from 1995 until his retirement in April 2000. From 1992 until his election to Chief Executive Officer of ARCO in 1995, Mr. Bowlin served as Executive Vice President and then as President and Chief Operating Officer of ARCO. Mr. Bowlin joined ARCO in 1969 and became President of ARCO Coal Company in 1985. Mr. Bowlin served as Senior Vice President, from 1987 to 1992, and President, from 1992 to 1993, of ARCO International Oil and Gas Company. Mr. Bowlin serves on the Board of Directors of Edwards Lifesciences Corporation. He is a Trustee of the Los Angeles World Affairs Council. Mr. Bowlin is a former Chairman of the Board of the American Petroleum Institute.

Edward J. Mooney

Principal Occupation: Retired Délégué Général—North America,

    Suez Lyonnaise des Eaux, a global provider of energy, water,

    waste and communications services

Age: 62

Director Since: 2001

Mr. Mooney served as Délégué Général—North America, Suez Lyonnaise des Eaux from March 2000 until his retirement in March 2001. From 1994 to 2001, Mr. Mooney was Chairman and Chief Executive Officer of Nalco Chemical Company. He serves on the Boards of Directors of FMC Corporation and The Northern Trust Company.

James M. Ringler Principal Occupation: Vice Chairman of Illinois Tool Works Inc., an international manufacturer of highly engineered components and industrial systems Age: 58 Director Since: 2001

Mr. Ringler is Vice Chairman of Illinois Tool Works Inc. Prior to joining Illinois Tool Works, he was Chairman, President and Chief Executive Officer of Premark International, Inc. from October 1997 until Premark merged with Illinois Tool Works in November 1999. Mr. Ringler joined Premark in 1990 and served as Executive Vice President and Chief Operating Officer until 1996. From 1986 to 1990, he was President of White Consolidated Industries’ Major Appliance Group, and from 1982 to 1986 he was President and Chief Operating Officer of The Tappan Company. Prior to joining The Tappan Company in 1976, Mr. Ringler was a consulting manager with Arthur Andersen & Co. Mr. Ringler serves on the Boards of Directors of the Dow Chemical Company, Corn Products International, Inc., Autoliv Inc. and NCR Corporation.

IV. Information about the Board of Directors

Corporate Governance

Our Board of Directors believes that the purpose of corporate governance is to ensure that we maximize stockholder value in a manner that is consistent with legal requirements and the highest standards of integrity. The Board has adopted and adheres to corporate governance principles which the Board and senior management believe promote this purpose, are sound and represent best practices. We continually review these governance practices, the corporate laws of the State of Delaware under which we were incorporated, the rules and listing standards of the New York Stock Exchange and the regulations of the Securities and Exchange Commission, as well as best practices recognized by governance authorities.

Meetings

During 2003, the Board of Directors held six regular meetings. All incumbent directors attended at least 75 percent of the total number of meetings of the Board and of all committees on which they served. The Board of Directors has scheduled a meeting in the morning just prior to the 2004 Annual Meeting of Stockholders and the Board encourages its members to attend the Annual Meeting of Stockholders. In 2003, seven Directors attended the Annual Meeting of Stockholders.

Committees of the Board of Directors

During 2003, the Board of Directors had two standing committees: an Audit Committee and a Compensation and Organization Committee. The members of the Audit Committee were Mr. Mooney (Chair) and Messrs. Larsen, Ringler and Hamilton – all independent non-employee directors. The Audit Committee held six meetings during 2003. During 2003, the members of the Compensation and Organization Committee were Mr. Bowlin (Chair) and Messrs. Bridgewater, Pattarozzi, and Thompson. The Compensation and Organization Committee held three meetings during 2003.

For 2004, the Board of Directors has expanded and reorganized its committees into three standing committees: an Audit Committee, a Compensation Committee and a Nominating and Governance Committee. Each of these committees operates pursuant to a written charter setting out the functions and responsibilities of the committee which may be reviewed on FMC Technologies’ web site at www.fmctechnologies.com and is also available to stockholders in print upon request. The charter of the Audit Committee is also attached as Appendix A to this proxy statement. The following descriptions cover the current membership and functions of the reorganized committees.

Audit Committee

The current members of the Audit Committee are Mr. Mooney (Chair) and Messrs. Larsen, Ringler and Hamilton. The Board of Directors has determined that all of the members of the Audit Committee meet the New York Stock Exchange standard of having accounting or related financial management expertise and meet the Securities and Exchange Commission criteria of an “audit committee financial expert.”

The Board of Directors approved a substantially revised Audit Committee charter in 2003 that incorporated the requirements for audit committees included within new Securities and Exchange Commission regulations and the new corporate governance listing standards of the New York Stock Exchange. The Audit Committee charter gives the Audit Committee the authority and responsibility for the retention, compensation and oversight of FMC Technologies’ independent auditors and the review and approval in advance of the scope of audit and non-audit assignments and the related fees. The Audit Committee charter also gives this committee broader authority to fulfill its obligations under Securities and Exchange Commission and New York Stock Exchange requirements, including responsibilities associated with FMC Technologies’ external and internal audit staffing and planning, accounting and financial reporting issues, financial and accounting organization and internal controls, auditor independence and approval of non-audit services and “whistle-blower” procedures for reporting questionable accounting and audit practices. At each meeting, Audit Committee members meet privately in separate sessions with representatives of FMC Technologies’ senior management, the independent auditor, and FMC Technologies’ Director of Internal Audit.

Compensation Committee

The current members of the Compensation Committee are Mr. Bowlin (Chair) and Messrs. Bridgewater, Pattarozzi and Thompson. The principal duties of the Compensation Committee include setting the compensation for the Chairman, President and Chief Executive Officer, reviewing and approving compensation policies and practices for other executive officers, reviewing and approving major changes in employee benefit plans, reviewing short and long-term incentive plans and equity grants, preparing a report on executive compensation for the annual proxy statement or annual report on Form 10-K and other matters regarding compensation and benefits assigned by the Board.

Nominating and Governance Committee

The current members of the Nominating and Governance Committee are Mr. Pattarozzi (Chair) and Messrs. Bowlin, Bridgewater, and Thompson. The Board of Directors has determined that each of the members of the Nominating and Governance Committee satisfies the independence criteria set forth in the corporate governance listing standards of the New York Stock Exchange. The principal duties of the Nominating and Governance Committee include identifying and recommending to the Board of Directors qualified nominees for election as directors of FMC Technologies or to fill vacancies on the Board, making recommendations to the Board concerning the structure and membership of other Board committees and making recommendations to the Board of Directors from time to time regarding matters of corporate governance.

In accordance with the recommendation of the Nominating and Governance Committee, the Board of Directors has approved revisions to its Governance Principles, which may be viewed on FMC Technologies’ website at www.fmctechnologies.com.

Stockholders may submit recommendations for candidates for election to the Board of Directors for consideration by the Nominating and Governance Committee by writing to Jeffrey W. Carr, Vice President, General Counsel and Secretary of FMC Technologies, Inc., 1803 Gears Road, Houston, Texas 77067. A letter making a director candidate recommendation must include the candidate’s name, biographical information and a summary of the candidate’s qualifications. In addition, the letter should be accompanied by information from the nominee that indicates that the nominee is willing to serve as a member of the Board. In order to make a recommendation for the 2005 Annual Meeting, please refer to the timing requirements specified in the section of this proxy statement entitled “Proposals for the 2005 Annual Meeting.” All submissions from stockholders meeting these requirements will be reviewed by the Nominating and Governance Committee.

The Nominating and Governance Committee has not established specific, minimum qualifications for director nominees that it recommends to the Board but instead periodically advises the Board of the combination of skills, experience, perspective and background that its members believe are required for the effective functioning of the Board considering FMC Technologies’ current business strategies and its regulatory, geographic and market environment. FMC Technologies’ Governance Principles provide that directors should be selected based on integrity, successful business experience, stature in their own fields of endeavor and the diversity of perspectives they bring to the Board, that a majority of FMC Technologies’ non-employee directors should be active or retired senior executives, preferably Chief Executive or Chief Operating Officers of publicly held companies, and that FMC Technologies’ non-employee directors should also be chosen based on recognized experience in FMC Technologies’ lines of business and leadership in areas of government service, academia, finance and international trade. Nominees to be evaluated by the Nominating and Governance Committee for future vacancies on the Board will be selected by the committee from candidates recommended by multiple sources, including business and personal contacts of the members of the Nominating and Governance Committee, recommendations by FMC Technologies’ senior management and candidates identified by independent search firms, stockholders and other sources, all of whom will be evaluated based on the same criteria. All of the current nominees for the Board are standing members of the Board that are proposed by the entire Board for re-election.

Director Independence

The Nominating and Governance Committee conducted a review of the independence of the members of the Board of Directors and its Committees and reported its findings to the full Board. Eight of FMC Technologies’ nine directors (including two of the three nominees presently standing for election), excluding only Mr. Netherland, are non-employee directors. The Nominating and Governance Committee reviewed the commercial relationships (i.e., the purchase and/or sale of products and services) between FMC Technologies and its subsidiaries, affiliates and executive officers with or by companies with whom the non-employee directors are affiliated or employed. Although the Board has not adopted categorical standards of materiality, none of the relationships was deemed to be material. Responses to questionnaires completed by the directors did not indicate any other material relationships (e.g., industrial, banking, consulting, legal, accounting, charitable or familial) which would impair the independence of any of the non-employee directors.

Based on the report and recommendation of the Nominating and Governance Committee, the Board has determined that each of its eight non-employee members satisfies the independence criteria set forth in the corporate governance listing standards of the New York Stock Exchange. In addition, all of the members of the Audit Committee satisfy the enhanced independence criteria required for members of audit committees under regulations adopted by the Securities and Exchange Commission and the New York Stock Exchange corporate governance listing standards.

The Board will monitor and review, at least annually, commercial, charitable and other relationships that the directors have with FMC Technologies to determine whether a majority of its members continue to remain independent.

Executive Sessions of Independent Directors

The Board of Directors plans to hold executive sessions of its non-employees directors after regularly scheduled Board of Directors meetings. Mr. Bowlin, the Chair of the Compensation Committee, has been selected by the Board of Directors to serve as the presiding chairperson, or presiding non-employee director, for these executive sessions. Interested parties may communicate directly with the Board of Directors or with the presiding non-employee director for an upcoming meeting or the non-employee directors as a group by submitting written correspondence c/o Presiding Non-Employee Director, FMC Technologies, Inc., 1803 Gears Road, Houston, Texas 77067.

Director Compensation

Compensation Plan. In 2001, FMC Technologies adopted a compensation plan for non-employee members of its Board of Directors as a part of the FMC Technologies, Inc. Incentive Compensation and Stock Plan (“FMC Technologies Stock Plan”). Pursuant to such compensation plan, each non-employee director has received annual compensation equal to approximately $100,000, which includes an annual retainer, meeting and committee chair fees and restricted stock units as described below.

Retainer and Fees. Each non-employee director is paid an annual retainer of $40,000. At least $25,000 of this annual retainer is paid in stock units that are payable in Common Stock upon death or retirement from the Board of Directors. The remainder is paid in quarterly installments in cash or, at the election of the non-employee director, may be deferred and invested in a stock account that will be credited with stock units representing Common Stock at the fair market value of the Common Stock on the date of the grant of the stock units, with an initial value equal to the deferred amount. Each non-employee director also receives $1,000 for each Board of Directors’ meeting and Board of Directors’ committee meeting attended, and each director is reimbursed for reasonable incidental expenses. Each non-employee director who chairs a Committee is paid an additional $4,000 per year.

Restricted Stock Units. Each non-employee director receives, on May 1 of each year, a grant of restricted stock units. On May 1, 2003, FMC Technologies granted each director 2,710 restricted stock units with a market value equal to $18.82 on the date of grant. The restricted stock units granted vest at the 2004 Annual Meeting and are payable in Common Stock upon death or retirement from the Board of Directors.

Beginning in 2004, the Board of Directors approved an increase to the compensation paid to non-employee directors. This increase, based on a company-initiated and company-funded market compensation analysis, reflects increasing Board responsibilities. Total annual compensation will now fall between $117,500 and $131,500, depending on specific responsibilities. Although the annual retainer of $40,000 will remain unchanged, each non-employee director will receive $1,500 for each Board of Directors’ meeting attended and $2,000 for each Board of Director’ committee meeting attended, and will receive reimbursement for reasonable incidental expenses. The non-employee chairs of the Compensation Committee and the Nominating and Governance Committee will receive an additional $8,000 per year, and the non-employee chair of the Audit Committee will receive an additional $12,000 per year.

Other Compensation. Employees of FMC Technologies do not receive additional compensation for their service as directors. No other remuneration is paid to directors. Directors who are not FMC Technologies employees do not participate in FMC Technologies’ employee benefit plans.

Compensation Committee Interlocks and Insider Participation in Compensation Decisions

In 2003, the members of the Compensation and Organization Committee of the Board were Messrs. Bridgewater, Bowlin, Pattarozzi and Thompson, none of whom has ever been an officer or employee of FMC Technologies or any of its subsidiaries. Governor Thompson is Chairman of the law firm of Winston & Strawn, which has provided, and continues to provide, legal services to FMC Technologies. None of the executive officers of FMC Technologies has ever served on the board of directors or on the compensation committee of any other entity that has had executive officers serving as a member of FMC Technologies’ Board of Directors.

V. Certain Relationships and Related Party Transactions

Board Of Directors Relationships and Related Party Transactions

In addition to Governor Thompson’s role with Winston & Strawn referenced above under “Compensation Committee Interlocks and Insider Participation in Compensation Decisions,” FMC Technologies and certain of its subsidiaries did business in 2003 with certain organizations where FMC Technologies directors now serve, or during 2003 did serve, as officers or directors. In no case have the amounts involved been material in relation to FMC Technologies’ business or, to the knowledge and belief of FMC Technologies’ management, to the businesses of the other organizations or to the individuals concerned. Such transactions were on terms no less favorable to FMC Technologies than were reasonably available from unrelated third parties.

Arrangements between FMC Technologies and FMC Corporation

Through June 14, 2001, FMC Technologies was a wholly-owned subsidiary of FMC Corporation. On June 14, 2001, FMC Technologies completed an initial public offering of 17 percent of its outstanding shares. FMC Corporation retained an 83 percent equity interest in FMC Technologies until December 31, 2001, at which time FMC Corporation completed the separation of FMC Technologies through the tax-free distribution (the “Distribution”) of all of the remaining shares of Common Stock owned by FMC Corporation.

Prior to FMC Technologies’ initial public offering, FMC Corporation and FMC Technologies entered into certain agreements described below for purposes of governing the ongoing relationship between FMC Corporation and FMC Technologies at and after the date of FMC Technologies’ separation from FMC Corporation.

Separation and Distribution Agreement. The Separation and Distribution Agreement contains key provisions relating to the separation of FMC Technologies’ businesses from those of FMC Corporation. In general, under the Separation and Distribution Agreement, FMC Corporation and FMC Technologies will indemnify the other party and such party’s representatives and affiliates from all liabilities arising from their respective businesses or contracts, as well as liabilities arising from a breach of the Separation and Distribution Agreement, from certain claims made prior to the Distribution, and for claims related to discontinued operations. All indemnification amounts will be reduced by any insurance proceeds or other offsetting amounts recovered by the indemnitee.

Tax Sharing Agreement. FMC Technologies and some of its subsidiaries were historically included in FMC Corporation’s consolidated group for U.S. Federal income tax purposes, and in certain consolidated, combined or unitary groups which include FMC Corporation and some of its subsidiaries for U.S. state and local and foreign income tax purposes. FMC Corporation and FMC Technologies entered into a Tax Sharing Agreement in connection with the separation of FMC Technologies from FMC Corporation.

Pursuant to the Tax Sharing Agreement, the amount of taxes to be paid by FMC Technologies with respect to periods prior to the Distribution are to be determined as if FMC Technologies and each of its subsidiaries filed its own consolidated, combined or unitary tax returns. With respect to any taxable period in which FMC Technologies or any of its subsidiaries are included in the consolidated, combined or unitary tax returns of FMC Corporation or any of its subsidiaries, FMC Technologies and FMC Corporation will make payments between them to reflect the terms of that agreement.

The Tax Sharing Agreement placed certain restrictions upon FMC Technologies regarding the sale of assets, the sale or issuance of additional securities (including securities convertible into stock) or the entry into some types of corporate transactions during a restriction period that continues for 30 months after the Distribution (i.e., June 30, 2004). Management believes that the restrictions under the Tax Sharing Agreement do not place a significant limitation on the Company’s ability to engage in strategic transactions.

Employee Benefits Agreement. FMC Technologies entered into an Employee Benefits Agreement with FMC Corporation that governs FMC Technologies’ employee benefit obligations, including both compensation and benefits, with respect to FMC Technologies’ active employees and retirees and other terminated employees who have performed services for FMC Technologies’ business before or after the separation or whose employee benefit obligations FMC Technologies has otherwise agreed to assume. Under the Employee Benefits Agreement, FMC Technologies assumed and agreed to pay, perform, fulfill and discharge, in accordance with their respective terms, all obligations to, or relating to, former employees of FMC Corporation or its affiliates who are employed by FMC Technologies and FMC Technologies’ affiliates and specified former employees of FMC Corporation or its affiliates (including retirees) who either were employed in FMC Technologies’ businesses before or after the separation or who otherwise were assigned to FMC Technologies for purposes of allocating employee benefit obligations.

Transition Services Agreement. A Transition Services Agreement governs the provision of support services by FMC Corporation to FMC Technologies and by FMC Technologies to FMC Corporation. By the end of 2002, substantially all transition support services between the companies had ceased, except for a common payroll and benefit administration service center, which the companies discontinued using in 2003.

VI. Security Ownership of FMC Technologies

Management Ownership

The following table shows, as of February 1, 2004, the number of shares of Common Stock beneficially owned by each of FMC Technologies’ directors, its Chief Executive Officer, its four other most highly compensated executive officers and all directors and executive officers as a group. Except for Mr. Netherland, no director or executive officer named in the Summary Compensation Table beneficially owns more than one percent of the Common Stock.

	Beneficial Ownership on February 1, 2004	Percent of Class
Name	Common Stock of FMC Technologies
Mike R. Bowlin (1)	23,122
B. A. Bridgewater, Jr. (1)	36,146
Charles H. Cannon, Jr. (2)	347,831
Thomas M. Hamilton (1)(3)	20,297
Peter D. Kinnear (2)	275,510
Asbjørn Larsen (1)	30,637
Edward J. Mooney (1)	22,535
Joseph H. Netherland (2)	1,159,630	1.7%
Richard A. Pattarozzi (1)	6,936
Robert L. Potter (2)	248,271
James M. Ringler (1)	18,122
William H. Schumann, III (2)	417,881
James R. Thompson (1)	28,772
All directors and executive officers as a group (16 persons) (1)(2)	3,120,102	4.7%

(1)	Includes shares subject to options granted and stock units and restricted stock units credited to individual accounts of non-employee directors under the FMC Technologies Stock Plan. (See “Director Compensation” on page 12 of this Proxy Statement). As of February 1, 2004, the number of stock units and restricted stock units credited to non-employee directors under the FMC Technologies Stock Plan were as follows: Mr. Bowlin, 13,122; Mr. Bridgewater, 32,426; Mr. Hamilton, 14,296; Mr. Larsen, 28,137; Mr. Mooney, 11,675; Mr. Pattarozzi, 6,935; Mr. Ringler, 13,122; and Governor Thompson, 27,722. These directors have no power to vote or dispose of shares underlying the stock units or restricted stock units until they are distributed upon death or retirement from the Board of Directors. Until such distribution, these directors have only an unsecured claim against FMC Technologies for such units.
(2)	Includes: (i) shares owned by the individual; (ii) shares held by the FMC Technologies, Inc. Savings and Investment Plan (“FMC Technologies Savings Plan”) for the account of the individual and the FMC Technologies, Inc. Non-Qualified Savings and Investment Plan (“FMC Technologies Non-Qualified Savings Plan”) for the benefit of the individual; and (iii) shares subject to options that are exercisable within 60 days and restricted stock shares that will vest within 60 days. The shares included in item (iii) in the aggregate amount to 1,135,638 shares for Mr. Netherland; 387,702 shares for Mr. Schumann; 225,180 shares for Mr. Kinnear; 342,010 shares for Mr. Cannon; 194,874 shares for Mr. Potter; and 2,903,823 shares for all directors and executive officers as a group.
(3)	Includes 6,000 shares held by the Tom and Carolyn Hamilton Family Foundation of which Mr. Hamilton is a director and an officer and shares voting and investment power with Mrs. Hamilton.

Other Security Ownership

The table below lists the persons known by FMC Technologies to beneficially own more than five percent of the Common Stock as of February 1, 2004:

Name and Address of Beneficial Owner	Amount and Nature of Beneficial Ownership	Percent of Class (1)
FMC Technologies, Inc. Savings and Investment Plan Trust c/o Fidelity Management Trust Company, as trustee 82 Devonshire Street Boston, MA 02109	3,777,878 shares held in trust for participants in the employee 401(k) plan (2)	5.67%
T. Rowe Price Associates, Inc. 100 E. Pratt Street Baltimore, MD 21202	8,576,014 shares (3)	12.88%
Pzena Investment Management, LLC 120 West 45th Street New York, NY 10036	4,602,805 shares (4)	6.91%

(1)	Percentages are calculated on the basis of the amount of outstanding shares (exclusive of treasury shares) plus shares deemed outstanding pursuant to Rule 13d-3(d)(1) under the Securities Exchange Act of 1934.
(2)	These shares are held in trust for the beneficial owners (the participants in the FMC Technologies Savings Plan) and may be voted by the trustee in the same manner and in the same proportion as the total number of shares of FMC Technologies credited to participants’ accounts for which the trustee has received direction from participants, if the beneficial owners do not exercise their right to direct such vote. In response to a tender or exchange offer, the trustee may tender or sell shares only in accordance with the written instructions of the participants.
(3)	The number of shares of Common Stock beneficially owned by T. Rowe Price Associates, Inc. is reported as of December 31, 2003, and was determined by a review of a Schedule 13G filed with the Securities and Exchange Commission on February 5, 2004 believed to be reliable. These shares are owned by various individual and institutional investors for which T. Rowe Price serves as an investment adviser with power to direct investments and/or sole power to vote the shares. T. Rowe Price expressly disclaims beneficial ownership of such shares.
(4)	The number of shares of Common Stock beneficially owned by Pzena Investment Management, LLC is reported as of December 31, 2003, and was determined by a review of a Schedule 13G filed with the Securities and Exchange Commission on February 12, 2004 believed to be reliable. These shares are owned by various individual and institutional investors for which Pzena Investment Management, LLC serves as an investment adviser with power to direct investments and/or sole power to vote the shares.

VII. Executive Compensation

Summary Compensation Table

FMC Technologies completed an initial public offering of 17 percent of its Common Stock on June 14, 2001, and on December 31, 2001, FMC Corporation, through a special stock dividend, distributed all of the outstanding shares of FMC Technologies Common Stock owned by FMC Corporation to FMC Corporation stockholders. Prior to June 2001, the businesses of FMC Technologies were operated as internal units of FMC Corporation through various divisions, subsidiaries or through investments in unconsolidated affiliates. The following table and narrative show all compensation awarded, paid to or earned by the Chairman, President and Chief Executive Officer of FMC Technologies and each of the four most highly compensated executive officers of FMC Technologies other than the Chairman, President and Chief Executive Officer from all sources for services rendered in all of their capacities to FMC Technologies or to FMC Corporation during 2001 and to FMC Technologies during 2002 and 2003.

								Long-Term Compensation
		Annual Compensation						Restricted Stock Award (4) (5) ($)		All Other Compen- sation (6) ($)
Name and Principal Position	Fiscal Year	Salary ($)		Bonus (2) ($)		Other Annual Compensation ($)			Securities Underlying Options (#)
JOSEPH H. NETHERLAND Chairman, President and Chief Executive Officer	2003 2002 2001	792,858 749,399 669,663	(1)	988,591 877,547 590,125	(1)	0 64,291 63,675	(3) (3)	1,939,198 0 0	150,000 0 660,000	88,692 80,720 567,109

WILLIAM H. SCHUMANN, III Senior Vice President, Chief Financial Officer and Treasurer	2003 2002 2001	469,192 441,208 416,176	(1)	381,313 356,937 264,818	(1)	0 0 0		176,449 0 0	36,900 0 162,000	42,791 36,382 348,340

PETER D. KINNEAR Vice President	2003 2002 2001	404,500 349,083 302,909	(1)	331,973 287,993 145,699	(1)	0 0 0		182,266 597,450 0	38,200 0 148,500	36,838 26,284 26,900

CHARLES H. CANNON, JR. Vice President	2003 2002 2001	389,253 372,534 353,154	(1)	316,346 298,399 184,946	(1)	0 0 0		168,693 0 0	35,500 0 148,500	34,645 29,143 30,394

ROBERT L. POTTER Vice President	2003 2002 2001	288,565 267,152 250,038	(1)	232,208 207,577 116,268	(1)	0 0 0		124,096 379,000 0	26,100 0 115,300	24,810 19,933 21,189

(1)	Under the terms of the Employee Benefits Agreement, 50 percent of each listed executive officer’s compensation in 2001 (other than transaction bonuses relating to the distribution of FMC Technologies, paid to certain executives in 2001, which are included in the All Other Compensation column) was allocated to FMC Corporation.
(2)	The FMC Technologies Stock Plan provides for annual bonuses to be paid based on performance against specified individual objectives and corporate financial results versus approved targets.
(3)

Included in Mr. Netherland’s “Other Annual Compensation” for 2002 and 2001 were $34,504 and $37,165, respectively, that Mr. Netherland received as a reimbursement for relocation expenses and the payment of taxes attributable to such reimbursement.

(4)	The number and value of the aggregate FMC Technologies restricted stock shares held by each of the listed executive officer on December 31, 2003, with the value based on the closing market price per share of Common Stock on December 31, 2003, the last trading day of the year, was: Mr. Netherland, 117,320 shares at $2,733,556; Mr. Schumann, 35,868 shares at $835,724; Mr. Kinnear, 44,400 shares at $1,034,520; Mr. Cannon, 35,468 shares at $826,404; and Mr. Potter, 26,400 shares at $615,120. Included in the amount of shares described in the immediately preceding sentence are restricted stock shares that FMC Technologies granted on June 14, 2001 to replace FMC Corporation restricted stock shares that were terminated by FMC Corporation. Dividends will not be paid on any of the restricted stock shares unless FMC Technologies pays dividends on all its Common Stock.
(5)	FMC Technologies granted 35,000 restricted stock shares to Mr. Kinnear on October 1, 2002 and 20,000 restricted stock shares to Mr. Potter on March 1, 2002. On February 20, 2003, FMC Technologies granted 33,200 restricted stock shares to Mr. Netherland, 9,100 restricted stock shares to Mr. Schumann, 9,400 restricted stock shares to Mr. Kinnear, 8,700 restricted stock shares to Mr. Cannon, and 6,400 restricted stock shares to Mr. Potter. FMC Technologies also granted 65,000 restricted stock shares to Mr. Netherland on March 1, 2003. The restricted stock shares granted on February 20, 2003 will vest on January 2, 2006. All other restricted stock shares described in this footnote vest on the fourth anniversary of their grant date.
(6)	The 2002 and 2003 amounts include the following: for Mr. Netherland, $76,165 in 2002 and $83,351 in 2003 for annual matching contributions to the FMC Technologies Savings Plan and the FMC Technologies Non-Qualified Savings Plan and $4,555 in 2002 and $5,341 in 2003 for life insurance; for Mr. Schumann, $35,301 in 2002 and $41,306 in 2003 for annual matching contributions to the FMC Technologies Savings Plan and the FMC Technologies Non-Qualified Savings Plan and $1,081 in 2002 and $1,485 in 2003 for life insurance; for Mr. Kinnear, $24,739 in 2002 and $34,537 in 2003 for annual matching contributions to the FMC Technologies Savings Plan and the FMC Technologies Non-Qualified Savings Plan and $1,545 in 2002 and $2,301 in 2003 for life insurance; for Mr. Cannon, $27,749 in 2002 and $32,964 in 2003 for annual matching contributions to the FMC Technologies Savings Plan and the FMC Technologies Non-Qualified Savings Plan and $1,394 in 2002 and $1,681 in 2003 for life insurance; and for Mr. Potter, $19,022 in 2002 and $23,652 in 2003 for annual matching contributions to the FMC Technologies Savings Plan and the FMC Technologies Non-Qualified Savings Plan and $911 in 2002 and $1,158 in 2003 for life insurance.

Option Grants for Services Rendered in 2003

The table below shows information on individual grants of stock options made in 2003 under the FMC Technologies Stock Plan for services rendered during 2003 by each executive officer named in the Summary Compensation Table. All stock options were granted on February 20, 2003. FMC Technologies did not grant any stock appreciation rights during 2003.

Name	Number of Securities Underlying Options Granted in 2003 (#)	Percent of Total Options Granted to Employees in 2003	Exercise or Base Price ($/SH)	Expiration Date	Grant Date Present Value ($) (1)(2)
Joseph H. Netherland	150,000	18.7%	19.39	2/20/2013	1,288,500
William H. Schumann, III	36,900	4.6%	19.39	2/20/2013	316,971
Peter D. Kinnear	38,200	4.8%	19.39	2/20/2013	328,138
Charles H. Cannon, Jr.	35,500	4.4%	19.39	2/20/2013	304,945
Robert L. Potter	26,100	3.2%	19.39	2/20/2013	224,199

(1)	We used the Black-Scholes option pricing model to value these options as of the date granted. The model assumed: an option term of 5 years; a risk-free interest rate of 2.9 percent; an assumed annual volatility of underlying stock of 46.8 percent and no dividends being paid. FMC Technologies made no assumptions regarding restrictions on vesting or the likelihood of vesting.
(2)	The ultimate values of the options will depend on the future market price of the Common Stock, which cannot be forecast with reasonable accuracy. The actual value, if any, an option holder will realize when exercising an option will depend on the excess of the market value of the Common Stock over the exercise price on the date the option is exercised.

Aggregated Option Exercises in 2003 and Year-End Option Values

Shown below is information with respect to options to purchase Common Stock exercised in 2003 by the officers named in the Summary Compensation Table and the value of unexercised FMC Technologies options held by them at December 31, 2003.

Name	Shares Acquired On Exercise (#)	Value Realized ($)	Number of Securities Underlying Unexercised Options/SARs at 12/31/2003 (#)	Value of Unexercised in-the-Money Options at 12/31/2003 ($) (1)
			Exercisable/Unexercisable	Exercisable/Unexercisable
Joseph H. Netherland	124,787	$1,252,245	475,638/810,000	$3,607,407/$2,764,500
William H. Schumann, III	74,510	$794,098	225,702/198,900	$1,579,738/$678,879
Peter D. Kinnear	—	—	76,680/186,700	$529,570/$639,412
Charles H. Cannon, Jr.	32,914	$339,528	193,510/184,000	$1,388,752/$628,855
Robert L. Potter	—	—	79,574/141,400	$665,734/$482,541

(1)	The closing price of FMC Technologies Common Stock at December 31, 2003, the last trading day of 2003, was $23.30.

Retirement Plans

The following table shows the estimated annual retirement benefits under the FMC Technologies pension plan (and its supplements) for eligible salaried employees (including officers) payable upon retirement at age 65 (normal retirement age) in 2004 at various levels of salary and years of service. Payment of benefits shown is contingent on the continuation of the present plan (and its supplements) until the employee retires.

	Estimated Annual Retirement Benefits for Years of Service Indicated
Final Average Earnings	15 Years	20 Years	25 Years	30 Years	35 Years	40 Years
$ 150,000	$30,279	$40,372	$50,465	$60,557	$70,650	$81,900
$ 250,000	$52,779	$70,372	$87,965	$105,557	$123,150	$141,900
$ 350,000	$75,279	$100,372	$125,465	$150,557	$175,650	$201,900
$ 450,000	$97,779	$130,372	$162,965	$195,557	$228,150	$261,900
$ 550,000	$120,279	$160,372	$200,465	$240,557	$280,650	$321,900
$ 650,000	$142,779	$190,372	$237,965	$285,557	$333,150	$381,900
$ 900,000	$199,029	$265,372	$331,715	$398,057	$464,400	$531,900
$1,150,000	$255,279	$340,372	$425,465	$510,557	$595,650	$681,900
$1,300,000	$289,029	$385,372	$481,715	$578,057	$674,400	$771,900
$1,450,000	$322,779	$430,372	$537,965	$645,557	$753,150	$861,900
$1,650,000	$367,779	$490,372	$612,965	$735,557	$858,150	$981,900
$1,850,000	$412,779	$550,372	$687,965	$825,557	$963,150	$1,101,900

(1)	Benefits shown are total qualified plus nonqualified pension benefits, and will not be reduced by Social Security benefits or other offsets.
(2)	“Final Average Earnings” in the table means the average of covered compensation for the highest 60 consecutive calendar months out of the 120 calendar months immediately before retirement. Covered compensation includes amounts appearing in the Salary and Bonus Columns of the Summary Compensation Table on page 18 of this Proxy Statement.
(3)	At February 1, 2004, Messrs. Netherland, Schumann, Kinnear, Cannon, and Potter had 30, 22, 32, 21, and 30 years of credited service under the pension plan (and its supplements), respectively.
(4)	Applicable benefits for employees whose years of service and earnings differ from those shown in the table are equal to (A + B) times (C) where: (A) equals 1 percent of allowable Social Security covered compensation ($46,284 for a participant retiring at age 65 in 2004) times years of credited service (up to a maximum of 35 years) plus 1.5 percent of the difference between Final Average Earnings and allowable Social Security covered compensation times years of credited service (up to a maximum of 35 years); (B) equals 1.5 percent of Final Average Earnings times years of credited service in excess of 35 years; and (C) equals the ratio of credited service at termination to credited service projected to age 65.

Termination and Change of Control Arrangements

Plan and Participants. The Board of Directors adopted an Executive Severance Plan in 2001. Seventeen officers and managers participate in the plan. The participants include all the individuals listed in the Summary Compensation Table.

Benefits. If a change in control (as described below) of FMC Technologies occurs and if, within two years of that change of control, a participant’s employment is terminated without cause or a participant voluntarily terminates his or her employment because his or her duties, location, salary, compensation or benefits are changed or are reduced, then the participant is generally entitled to benefits from FMC Technologies. In general, those benefits include: (i) a lump sum payment of three, two or one (depending on position) times annual salary and the greater of (a) the highest annualized target total management incentive award granted for any year, and (b) the average of the actual annualized incentive awards paid for the two plan years immediately preceding the executive’s termination; (ii) a payment equal to prorated target bonus for the year of termination; (iii) immediate vesting of long-term incentive awards, restricted stock and stock options; (iv) continuation of medical and other benefits for up to three years; (v) distribution of accrued nonqualified retirement plan benefits; and (vi) up to an additional three years of credited service for purposes of our nonqualified plans. FMC Technologies will compensate the participant for any excise tax liability as a result of payments under the plan. The Chairman, President and Chief Executive Officer and the Senior Vice President, Chief Financial Officer and Treasurer can also receive these benefits if they voluntarily terminate their employment with FMC Technologies within the thirteenth month after a change in control of FMC Technologies.

Change in Control. In general, the following transactions are considered as changes in control under the plan: (i) a third party’s acquisition of 20 percent or more of Common Stock; (ii) a change in the majority of the Board of Directors; (iii) completion of specified mergers, business combinations or asset purchases or sales (unless after the transaction (a) the stockholders of FMC Technologies prior to the transaction own more than 60 percent of the resulting entity, (b) members of the FMC Technologies’ Board of Directors before the transaction constitute a majority of the Board of Directors of the resulting entity, and (c) no person owns 20 percent or more of the outstanding Common Stock or voting securities); or (iv) the complete liquidation or dissolution of FMC Technologies.

Report of the Compensation Committee on Executive Compensation

Goals. FMC Technologies’ executive compensation program is designed to align total compensation with stockholder interests. The program:

•	Provides incentives and rewards executives for sound business management and improvement in stockholder value.

•	Balances its components so that both short- and longer-term operating and strategic objectives are recognized.

•	Requires achieving objectives within a “high-performance” environment to be rewarded.

•	Is intended to attract, motivate and retain executives necessary for the long-term success of FMC Technologies.

The program consists of three different compensation components: base salary; variable cash incentive awards; and long-term incentive awards (stock options and restricted stock).

Base salary. FMC Technologies uses external surveys to set competitive compensation levels (salary ranges) for its executives. In order to obtain the most relevant survey data for review, the surveys include comparable companies in the industries in which FMC Technologies competes.

Salary ranges for FMC Technologies executives are established based on similar positions in other companies of comparable size and complexity. Generally, FMC Technologies sets its competitive salary midpoint for an executive officer at the median level compared with the companies surveyed. Performance levels within the ranges are delineated to recognize different levels of performance ranging from “needs improvement” to “exceptional”. As a result, although nominally targeted to fall at or near the 50th percentile of such comparable organizations, compensation may range anywhere within the salary bracket based on performance.

Starting placement in a salary range is a function of an employee’s skills, experience, expertise and anticipated job performance. Each year performance is evaluated against mutually agreed-upon objectives and performance standards that may, in part, be subjective; a performance rating is established; and a salary increase may be granted. Performance factors used may include timely responses to downturns in major markets, setting strategic direction, making key management changes, divesting businesses and acquiring new businesses, continuing to improve operating efficiency, and developing people and management capabilities. The relative importance of each of these factors varies based on the strategic thrust and operating requirements of each of the businesses.

Mr. Netherland last received a base salary increase in June 2003 of 5.0% that placed him at 104.4% of his grade midpoint. His salary will be reviewed in June 2004 using the performance factors listed above.

Management Incentive Awards. Management Incentive Awards under the FMC Technologies Stock Plan provide for annual cash incentives for achievement of both annual performance incentive (“API”) targets and business performance incentive (“BPI”) targets. The Committee oversees the FMC Technologies Stock Plan objectives and design as well as the setting of performance targets and approval awards. Participation in the plan is based on the opportunity to influence performance and growth at FMC Technologies, position level, competitive practice for similar positions, performance and potential. Achieving high standards of business and individual performance is rewarded financially, and significant compensation is at risk if these high standards are not met. For participating managers, target incentives vary from 20% to 90% of base salary. BPI payments can range from 0 to 3 times target incentive. In 2003 the BPI was based on improvement in Net Contribution (50%) and EBITDA growth (50%), as defined in the FMC Technologies Stock Plan.

In 2003, the API represented 30% of the total target incentive and the BPI represented 70% of the total target incentive for all participants. The API is less quantitative than the BPI. The API varies with individual performance and can range from 0 to 2 times the target percentage. It is awarded based on achieving annual objectives set for the individual’s most important business responsibilities. For Mr. Netherland in 2003, these included such wide-ranging objectives as increased earnings and returns on investment, management of FMC Technologies’ portfolio of businesses, improved operating performance and market position, leadership and people development, safety performance, and communications with employees. Mr. Netherland’s combined BPI and API payment for 2003, shown as Bonus in the Summary Compensation Table, was $988,591.

Equity Awards. The FMC Technologies Stock Plan is designed to link closely the long-term reward of executives with increases in stockholder value. The 2001 approval of the FMC Technologies Stock Plan provides the Committee with broad discretion to select the appropriate types of rewards. Currently there are annual long-term incentive awards of non-qualified stock options and restricted stock granted to management employees for whom market data indicate equity grants as part of total compensation. The award vesting period for the options and restricted stock awarded through this program is three years. All stock options have a term of ten years, and the exercise price is the fair market value of common stock on the date of the grant. The FMC Technologies Stock Plan also provides for Management Incentive Awards in the form of restricted stock grants, which are awarded very selectively to key senior management personnel and high potential managers for retention purposes under a key manager restricted stock program. Key manager restricted stock vests after four years.

To determine the number of options and/or restricted stock granted to an executive, we establish an award level based on the executive’s salary grade while considering performance, potential and industry practices as provided by an independent, outside compensation consultant. The total number of awards granted is managed in a manner consistent with FMC Technologies’ guidelines on annual run rates and dilution. Mr. Netherland’s long-term incentive award for 2003 was 150,000 options and 33,200 shares of restricted stock. In 2003, Mr. Netherland also received a grant of 65,000 restricted stock shares under FMC Technologies’ key manager restricted stock program.

Section 162(m) Deductibility. The Committee continues to consider the $1 million cap on tax deductible compensation and has been advised that stock option grants made through the end of 2003 meet the requirements for deductibility. Certain other compensation paid pursuant to the FMC Technologies Stock Plan, approved in 2001, may not meet all requirements for deductibility under Section 162(m) of the Internal Revenue Code. However, unless the amounts involved become material, the Committee believes that it is more important to preserve its flexibility under the plan to formulate appropriate incentive awards.

Stock Retention Policy. FMC Technologies has established guidelines setting expectations for the ownership of FMC Technologies stock by its corporate officers and non-employee directors. The guidelines for stock retention for officers are based on a multiple of two and one-half to five times the employee’s total compensation midpoint. For non-employee directors, the guidelines are based on a multiple of five times the director’s annual retainer. All corporate officers and non-employee directors governed by this policy, including all those named in this proxy statement, meet or exceed their respective stock retention guidelines.

The preceding report has been furnished by the following members of the Compensation Committee:

Mike Bowlin, Chairman

B.A. Bridgewater

Richard A. Pattarozzi

James R. Thompson

Stockholder Return Performance Presentation

The following chart compares the percentage change in the cumulative stockholder return on the Common Stock against the cumulative total return of the OSX Oil Services Index and the S&P Composite—500 Stock Index. The comparison is for a period beginning June 14, 2001 (the first date the Common Stock was traded on the New York Stock Exchange) and ending December 31, 2003. The chart assumes the investment of $100 on June 14, 2001 and the reinvestment of all dividends.

Stockholder Return Performance Presentation

VIII. Other Matters

Equity Compensation Plan Information

Shown below is information as of December 31, 2003 with respect to the shares of Common Stock that may be issued under FMC Technologies’ existing equity compensation plans.

	Number of shares to be issued upon exercise of outstanding options, warrants and rights		Weighted average exercise price of outstanding options, warrants and rights	Number of shares remaining available for future issuance under equity compensation plans
Equity compensation plans approved by security holders (1)	5,932,350	(1)	$18.28	8,201,210	(2)
Equity compensations plans not approved by security holders	—		—	—
Total	5,932,350	(1)		8,201,210	(2)

(1)	Includes the number of shares that may be issued upon the exercise of outstanding options to purchase shares of FMC Technologies Common Stock under the FMC Technologies Stock Plan. Does not include shares of restricted stock that have been awarded under the FMC Technologies Stock Plan but have not yet vested.
(2)	Includes shares available for future issuance under the FMC Technologies Stock Plan, excluding the shares quantified in Column 1. In addition to stock options, the FMC Technologies Stock Plan provides for the issuance of restricted stock, stock appreciation rights, dividend equivalent rights, other stock-based awards, performance awards and cash incentive awards.

Section 16(a) Beneficial Ownership Reporting Compliance

FMC Technologies has undertaken responsibility for preparing and filing the stock ownership forms required under Section 16(a) of the Securities Exchange Act of 1934 on behalf of its officers and directors. Based on a review of forms filed and information provided by officers and directors to FMC Technologies, FMC Technologies believes that all Section 16(a) reporting requirements were fully met during 2003, except that late Form 4 filings were filed on February 14, 2003 for each reporting officer relating to sales of Common Stock to satisfy withholding tax obligations on vested restricted stock grants and late Form 4 filings were filed on June 14, 2003 for each reporting officer relating to investments of deferred compensation and matching grants by FMC Technologies under FMC Technologies’ Non-Qualified Savings Plan in 2002 and 2003.

Audit Committee Report

The Audit Committee Report that follows shall not be deemed to be incorporated by reference into any filing made by FMC Technologies under the Securities Act of 1933 or the Securities Exchange Act of 1934, notwithstanding any general statement contained in any such filing incorporating this proxy statement by reference, except to the extent FMC Technologies incorporates such Report by specific reference.

The Audit Committee of the Board of Directors has:

•	Reviewed and discussed the audited financial statements with management;

•	Discussed with KPMG LLP, FMC Technologies’ independent public accountants, the matters required to be discussed by Statement on Auditing Standards No. 61; and

•	Received the written disclosures and the letter from KPMG LLP as required by Independence Standards Board Standard No. 1, and has discussed with KPMG LLP its independence.

In reliance upon the review and discussions referred to above, the Audit Committee recommended to the Board of Directors that the audited financial statements be included in FMC Technologies’ Annual Report on Form 10-K for the year ended December 31, 2003.

The preceding report has been furnished by the following members of the Audit Committee: Mr. Mooney (Chair), Messrs. Larsen, Ringler and Hamilton.

Relationship with Independent Public Accountants

The Audit Committee of the Board of Directors has reappointed KPMG LLP as FMC Technologies’ independent public accountants for 2004. KPMG LLP has served as the independent public accountants for FMC Technologies since its inception. During 2002 and 2003, the Audit Committee pre-approved all audit and non-audit services provided by KPMG LLP. During 2003 and 2002, KPMG LLP’s fees were as follows:

	(000s)
	2003	2002
Audit Fees (1)	$1,736	$1,381
Audit Related Fees (2)	125	85
Tax Fees (3)	779	666
All Other Fees (4)	676	418

Total	$3,316	$2,550

(1)	Audit Fees consist of fees for the annual audit of FMC Technologies’ consolidated financial statements (including foreign statutory audits) and quarterly reviews of interim financial statements in FMC Technologies’ Form 10-Q reports.
(2)	Audit Related Fees were primarily associated with benefit plan audits and assistance with due diligence of potential acquisitions.
(3)	Tax Fees consist of fees for compliance, consultation and planning with respect to various domestic and foreign corporate tax matters.
(4)	All Other Fees included fees for tax and other compliance services for expatriates and consultation regarding financial reporting controls.

The Audit Committee of the Board of Directors considered the effect of KPMG LLP’s non-audit services in assessing the independence of such accountants and concluded that the provision of such services by KPMG LLP was compatible with the maintenance of that firm’s independence in the conduct of its auditing functions.

The Audit Committee of the Board of Directors reviews all relationships between KPMG LLP and FMC Technologies, including the provision of non-audit services, which may relate to the auditor’s independence. The Audit Committee’s approval will be required to retain KPMG LLP for any permitted non-audit services and for the fees payable for such services. 100% of the services summarized in the table above not constituting Audit Fees were approved by the Audit Committee of the Board of Directors in 2003.

FMC Technologies has been advised by KPMG LLP that it will have a representative in attendance at the Annual Meeting. The representative will have an opportunity to make a statement if he or she desires and also will be available to respond to appropriate questions.

Code of Ethics

FMC Technologies’ Code of Business Conduct and Ethics, which is applicable to all of its employees and directors, may be found on FMC Technologies’ website at www.fmctechnologies.com and is also available to stockholders in print upon request.

FMC Technologies has established a hotline for employees to report violations of the ethics policy or complaints regarding accounting and auditing practices on an anonymous basis. Reports of possible violations of financial or accounting policies made to the hotline are directed to FMC Technologies’ Director of Internal Audit and the chair of the Audit Committee.

Proposals for the 2005 Annual Meeting

Stockholders may make proposals to be considered at the 2005 Annual Meeting. To be included in the proxy statement and form of proxy for the 2005 Annual Meeting, stockholder proposals must be received not later than November 16, 2004, at FMC Technologies’ principal executive offices, 1803 Gears Road, Houston, Texas 77067, Attn: Vice President, General Counsel and Secretary.

FMC Technologies’ By-Laws provide that no business may be brought before an annual meeting unless: specified in the notice of meeting; otherwise brought before the meeting by or at the direction of the Board of Directors; or brought by a stockholder who has delivered notice to FMC Technologies (containing certain information specified in the By-Laws) not less than 60 nor more than 90 days before the date of the meeting. If FMC Technologies provides less than 70 days’ notice or public disclosure of the date of the annual meeting, then a stockholder may bring business before that meeting if FMC Technologies receives notice from that stockholder within 10 days of FMC Technologies’ notice or public disclosure. A copy of the full text of the By-Law provisions discussed above may be obtained by writing to the Vice President, General Counsel and Secretary, FMC Technologies, Inc., 1803 Gears Road, Houston, Texas 77067.

Stockholders Sharing an Address

In accordance with notices sent to beneficial owners of FMC Technologies Common Stock sharing a single address, we are sending only one Annual Report of Stockholders, Form 10-K and Proxy Statement to that address unless we receive contrary instructions from any beneficial owner at that address. This “householding” practice reduces our printing and postage costs. However, if a beneficial owner at such an address wishes to receive separate Annual Reports to Stockholders, Form 10-Ks or Proxy Statements this year or in the future, he or she may contact our Transfer Agent, National City Bank, by mail at Corporate Trust Operations, P.O. Box 92301, Cleveland, Ohio 44193-0900, by

telephone at (800) 622-6757, by facsimile at (216) 257-8508 or by e-mail at shareholder.inquiries@nationalcity.com. If you are a stockholder of record receiving multiple copies, you can request householding by contacting us in the same manner.

If you own your shares through a bank, broker or other nominee, you can request householding by contacting the nominee.

Expenses Relating to this Proxy Solicitation

FMC Technologies will pay all expenses relating to this proxy solicitation. In addition to this solicitation by mail, FMC Technologies’ officers, directors and employees may solicit proxies by telephone or personal call without extra compensation for that activity. In accordance with the rules of the Securities and Exchange Commission and the New York Stock Exchange, FMC Technologies will also reimburse banks, brokers and other custodians, nominees and fiduciaries for reasonable out-of-pocket expenses in forwarding proxy material to beneficial owners of Common Stock and obtaining the proxies of those owners. FMC Technologies has retained Georgeson Shareholder of Carlstadt, New Jersey to assist in the solicitation of proxies. FMC Technologies will pay the cost of such assistance, which is estimated to be $8,000, plus reimbursement for out-of-pocket fees and expenses.

Jeffrey W. Carr

Vice President, General

Counsel and Secretary

FMC Technologies, Inc.

APPENDIX A

FMC TECHNOLOGIES, INC.

CHARTER OF THE AUDIT COMMITTEE

OF THE BOARD OF DIRECTORS

Purpose of the Audit Committee

The Audit Committee (the “Committee”) is a committee of the Board of Directors (the “Board”) of FMC Technologies, Inc. (the “Company”). The Committee is responsible for oversight of the Company’s independent auditors who shall report directly to the Committee.

The purpose of the Committee shall be to assist Board oversight of:

(i)	the Company’s financial reporting process,

(ii)	the integrity of the financial statements of the Company,

(iii)	the Company’s compliance with legal and regulatory requirements to the extent such compliance relates to the Company’s financial statements and financial disclosures,

(iv)	the independence and qualifications of the Company’s internal and independent auditors, and

(v)	the performance of the Company’s internal audit function and independent auditors.

The Committee shall report regularly to the Board.

The Committee shall issue the report that the Securities and Exchange Commission (the “SEC”) rules require be included in the Company’s annual proxy statement.

In discharging its oversight role, the Committee is empowered to investigate any matter with full access to all books, records, facilities, and personnel of the Company and the authority to engage independent counsel and other advisors as it determines is necessary to carry out its duties.

The Company shall provide funding required by the Committee to discharge its responsibilities, including the payment of fees and expenses of the Company’s independent auditors and fees and expenses of other advisors and consultants retained pursuant to this Charter.

Composition

The Committee shall be comprised of at least three members of the Board, one of whom shall serve as Chairman of the Committee. The members of the Committee shall each, in the judgment of the Board, meet the independence requirements of the laws, rules and regulations applicable to the Company, including the provisions of Section 10A of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), rules of the SEC and requirements of the New York Stock Exchange (the “NYSE”) or other applicable securities exchange, each as in effect from time to time.

Each member shall be financially literate, as determined by the Board.

At least one member of the Committee shall, as determined by the Board, have sufficient accounting or financial management expertise to qualify as an “audit committee financial expert,” as defined in the applicable rules of the SEC and the requirements of the NYSE.

Committee members shall comply with the requirements of the SEC and NYSE regarding the number of audit committees of public companies on which they may serve.

The Chairman and the other members of the Committee shall be proposed by the Board and elected annually at the organizational meeting of the Board.

Authority and Responsibilities

The Company’s management and independent auditor are responsible for the planning and conduct of the audit of the Company’s financial statements and determining that the financial statements are complete and accurate and prepared in accordance with generally accepted accounting principles; this is not the responsibility of the Committee.

In general, the Committee shall provide assistance to the Board in fulfilling its oversight responsibilities relating to the Company’s accounting, auditing and financial reporting practices. More specifically, the Committee shall:

Relationship with the Company’s Independent Auditor

A.	Directly appoint, compensate, retain or terminate, and oversee the Company’s independent auditor.

B.	Review with the independent auditor the scope, planning and staffing of the prospective audit and approve the estimated fees therefor, and such other matters pertaining to such audit as the Committee may deem appropriate.

C.	Obtain from the independent auditor assurance of compliance with applicable independence requirements. Review all relationships between the independent auditor and the Company, including the provision of non-audit services, which may relate to the auditor’s independence. Pre-approve the retention of the independent auditor for any permitted non-audit service and the fee for such service.

D.	Evaluate the qualifications and performance of the independent auditor by reviewing, at least annually, a report from the auditor describing the auditor’s internal quality control procedures, any material issues raised by the most recent internal quality control review or peer review of the auditor. In addition, review a report by the auditor of any inquiry or investigation by governmental or professional authorities, within the preceding five years, respecting one or more independent audits carried out by the auditor, and any steps taken to deal with any such issues.

E.	Review with the independent auditor any communications between the audit team and the audit firm’s national office regarding auditing or accounting issues presented by the audit engagement, including matters of audit quality and consistency.

F.	Evaluate the lead audit partner of the independent auditor on the engagement, and ensure that the lead partner is rotated from the engagement in compliance with the rules of the SEC and the NYSE.

G.	Review with the independent auditor the matters required to be discussed by Statement on Auditing Standards No. 61 relating to the conduct of the audit.

H.	Review with the independent auditor any problems or difficulties the auditor may have encountered and any management or internal control letter provided by the auditor and the Company’s response to that letter. Such review should include:

1.	Any difficulties encountered in the course of the audit, including any restrictions on the scope of activities or access to required information and any disagreement with management;

2.	Any accounting adjustments that were noted or proposed by the independent auditor but were “passed;”

3.	Any changes required in the planned scope of the internal audit; and

4.	The internal audit department responsibilities, budget and staffing.

I.	Resolve disagreements between management and the independent auditor regarding financial reporting.

Periodic Statements and Disclosures

J.	Discuss with management and the independent auditor the annual and quarterly financial statements of the Company, including the Company’s disclosures under “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and the results of the independent auditor’s reviews of the financial statements, and recommend the inclusion of the financial statements in the Company’s periodic filings with the SEC.

K.	Review analyses prepared by management and the independent auditor of:

1.	Significant accounting and financial reporting issues and judgments made in connection with the preparation of the Company’s financial statements, including an analysis of any significant changes in the Company’s selection or application of accounting principles,

2.	All critical accounting policies and practices used,

3.	Off-balance sheet financial structures,

4.	The effect of alternative generally accepted accounting principles (“GAAP”) methods on the Company’s financial statements, and

5.	Non-GAAP financial information, including the use of “pro forma” or “adjusted” financial data included in financial reporting.

L.	Review matters that have come to the attention of the Committee through reports of management, legal counsel and others, that relate to the status of compliance and anticipated future compliance with laws, regulations, internal policies and controls, and that may be expected to be material to the Company’s financial statements.

M.	Review with management and the independent auditor the potential effect of regulatory and accounting initiatives on the Company’s financial statements.

N.	Review with management and the independent auditor any correspondence with regulators or governmental agencies and any published reports which raise material issues regarding the Company’s financial statements or accounting policies.

O.	Review with management the Company’s earnings press releases, as well as financial information and earnings guidance provided to analysts and ratings agencies. Such review may be done generally (consisting of reviewing the types of information to be disclosed and the types of presentations to be made) and need not be in advance of each earnings release or each instance in which the Company provides earnings guidance.

Review of Controls

P.	Review and discuss with management, the Director of Internal Audit and the independent auditors the adequacy of internal controls and any special audit steps adopted in light of material control deficiencies that could significantly affect the Company’s financial statements.

Q.	Review management’s certification of disclosure controls and procedures and internal controls for financial reporting.

R.	Review, at least annually, the then current and future programs of the Company’s internal audit department and review summaries of formal audit reports issued by the internal audit department.

S.	Set hiring policies for employees or former employees of the independent auditor.

T.	Review the appointment and replacement of the Director of Internal Audit. Participate in the annual performance appraisal of the Director of Internal Audit. (The Director of Internal Audit will report on a functional basis to Company management and have free and complete access to the Committee at any time.)

U.	Review with the General Counsel and the Director of Internal Audit the adequacy of disclosures of insider and affiliated party transactions.

V.	Review with the General Counsel and the Director of Internal Audit personal tax strategies employed by the Company’s directors and executive officers that involve their holdings of the Company’s securities.

W.	Review policies with respect to major risk assessment and risk management and review with management the steps taken to monitor and control such exposures.

Ongoing Policies

X.	Review reports from management, the Director of Internal Audit and the independent auditor that the Company is in compliance with applicable legal requirements and the Company’s Commitment to Ethics. Advise the Board with respect to the Company’s policies and procedures regarding compliance with applicable laws and regulations and with the Company’s Commitment to Ethics.

Y.	Approve procedures for the receipt, retention and treatment of complaints received by the Company regarding accounting, internal accounting controls or auditing matters. Set guidelines for a “whistle-blowing” policy for the Company that will (i) establish procedures to facilitate the reporting of concerns regarding questionable accounting or auditing and (ii) provide protection to an employee who reports such information.

Audit Committee Activities

Z.	Conduct an annual performance evaluation of the Committee.

AA.	Review and reassess annually this Charter in light of the operations and responsibilities of the Committee. Amendments of this Charter must be approved by the Board.

BB.	Undertake such additional activities within the scope of its functions as the Committee may from time to time determine or as may otherwise be required by law, the Company’s Bylaws, Certificate of Incorporation or the Board.

Meetings

The Committee shall meet as necessary to fulfill its responsibilities.

A number of directors equal to 50% or more of the committee (but in no event fewer than two) shall constitute a quorum of the Committee for the transaction of business. A majority of members present may adjourn the meeting from time to time until a quorum is present.

In his absence, the Chairman of the Committee may designate a member of the Committee to serve as chairman for the meeting or, in the absence of such designation, a majority of the members present at the meeting shall appoint a chairman for the meeting.

Meetings may include representatives of the independent auditors, the Director of Internal Audit, the Chief Financial Officer and staff, the General Counsel and other members of management at the request of the Committee.

Periodically, the Committee shall meet separately with management, the independent auditors and the Director of Internal Audit.

The Committee will be assisted by the Director of Internal Audit who will serve as Executive Secretary to the Committee. The Executive Secretary will prepare agenda material, implement or monitor actions that result from the Committee’s reports or recommendations, prepare minutes of each Committee meeting, and prepare reports that the Committee wishes to submit to the Board.

FMC Technologies, Inc.

1803 Gears Road

Houston, Texas 77067

Notice of

Annual Meeting of Stockholders

April 21, 2004

and Proxy Statement

FMC Technologies, Inc.

Proxy	FMC TECHNOLOGIES, INC.

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS.

The undersigned hereby appoints Joseph H. Netherland, William H. Schumann, III and Jeffrey W. Carr, and each of them, proxy for the undersigned, with full power of substitution, to vote in the manner indicated on the reverse side, and with discretionary authority as to any other matters that may properly come before the meeting, all shares of common stock of FMC Technologies, Inc. which the undersigned is entitled to vote at the Annual Meeting of Stockholders of FMC Technologies, Inc. to be held on April 21, 2004, at 200 East Randolph Drive, Chicago, Illinois at 11:00 a.m. (C.S.T.) and any adjournment or postponement thereof. The matters to be voted upon are set forth in the Notice of Annual Meeting of Stockholders and Proxy Statement.

NOT VALID UNLESS DATED AND SIGNED ON REVERSE SIDE

This proxy when properly executed will be voted in the manner directed herein by the undersigned stockholder. If no direction is made, this proxy will be voted FOR Proposal 1.

FOLD AND DETACH HERE

FMC Technologies, Inc.

PLEASE MARK IN OVAL IN THE FOLLOWING MANNER USING DARK INK ONLY.    ●

1.	Election of three Directors to serve in Class III for a term expiring in 2007 as set forth in the Proxy Statement— Nominees: Asbjørn Larsen, Joseph H. Netherland and James R. Thompson.	For All For Withheld Except O O O

(Except nominee(s) written above). The Board of Directors recommends a vote

FOR each of the nominees for Director.

Please mark, sign, date, and return the

proxy card promptly using the enclosed

envelope.

Dated:                                                             , 2004

Signature

Please sign exactly as name appears at left.

Proxy	FMC TECHNOLOGIES, INC.

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS.

FIDELITY MANAGEMENT TRUST COMPANY, Trustee

You are instructed to vote in the manner indicated on the reverse side, and with discretionary authority as to any other matters that may come before the meeting, all shares of stock represented by my interest in the FMC Technologies, Inc. Stock Fund of the FMC Technologies, Inc. Savings and Investment Plan at the Annual Meeting of Stockholders of FMC Technologies, Inc. to be held on April 21, 2004, at 200 East Randolph Drive, Chicago, Illinois at 11:00 a.m. (C.S.T.) and any adjournment or postponement thereof, as follows. The matters to be voted upon are set forth in the Notice of Annual Meeting of Stockholders and Proxy Statement.

NOT VALID UNLESS DATED AND SIGNED ON REVERSE SIDE

This proxy when properly executed will be voted in the manner directed herein by the undersigned stockholder. Unless otherwise instructed prior to April 19, 2004, the Trustee WILL VOTE your shares in the same manner and proportion as the number of shares for which the Trustee received instruction.

FOLD AND DETACH HERE

FMC Technologies, Inc.

PLEASE MARK IN OVAL IN THE FOLLOWING MANNER USING DARK INK ONLY.    ●

1.	Election of three Directors to serve in Class III for a term expiring in 2007 as set forth in the Proxy Statement— Nominees: Asbjørn Larsen, Joseph H. Netherland and James R. Thompson.	For All For Withheld Except O O O

(Except nominee(s) written above). The Board of Directors recommends a vote

FOR each of the nominees for Director.

Please mark, sign, date, and return the

proxy card promptly using the enclosed

envelope.

Dated:                                                             , 2004

Signature

Please sign exactly as name appears at left.

Proxy	FMC TECHNOLOGIES, INC.

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS.

BANCO POPULAR DE PUERTO RICO, Trustee

You are instructed to vote in the manner indicated on the reverse side, and with discretionary authority as to any other matters that may properly come before the meeting, all shares of stock represented by my interest in the FMC Technologies, Inc. Stock Fund of the FMC Puerto Rico Savings and Investment Plan at the Annual Meeting of Stockholders of FMC Technologies, Inc. to be held on April 21, 2004, at 200 East Randolph Drive, Chicago, Illinois at 11:00 a.m. (C.S.T.) and any adjournment or postponement thereof, as follows. The matters to be voted upon are set forth in the Notice of Annual Meeting of Stockholders and Proxy Statement.

NOT VALID UNLESS DATED AND SIGNED ON REVERSE SIDE

This proxy when properly executed will be voted in the manner directed herein by the undersigned stockholder. Unless otherwise instructed prior to April 21, 2004, the Trustee WILL VOTE your shares FOR Proposal 1.

FOLD AND DETACH HERE

FMC Technologies, Inc.

PLEASE MARK IN OVAL IN THE FOLLOWING MANNER USING DARK INK ONLY.    ●

1.	Election of three Directors to serve in Class III for a term expiring in 2007 as set forth in the Proxy Statement— Nominees: Asbjørn Larsen, Joseph H. Netherland and James R. Thompson.	For All For Withheld Except O O O

(Except nominee(s) written above). The Board of Directors recommends a vote

FOR each of the nominees for Director.

Please mark, sign, date, and return the

proxy card promptly using the enclosed

envelope.

Dated:                                                             , 2004

Signature

Please sign exactly as name appears at left.